                                                                     Exhibit 5.1



                                  LAW OFFICES
                       THRASHER, WHITLEY, HAMPTON & MORGAN
                           A PROFESSIONAL CORPORATION
                            FIVE CONCOURSE PARKWAY
                                   SUITE 2150
                             ATLANTA, GEORGIA 30328
                                   ----------
                            TELEPHONE (770) 804-8000
                            FACSIMILE (770) 804-2255
                              E-mail: law@twhm.com



                                  July 10, 1998

Middle Bay Oil Company, Inc.
1221 Lamar Street, Suite 1020
Houston, TX 77010

Gentlemen:

         We have acted as counsel for Middle Bay Oil Company, Inc., an Alabama corporation ("Middle Bay"), in connection with the registration, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933 (the "Act"), of up to 655,316 shares of Middle Bay's common stock, $0.02 par value per share ("Middle Bay Common Stock"), to be issued to the holders of common stock, $.05 par value per share, of Enex Resources Corporation ("Enex"), in connection with the proposed merger of Enex with Middle Bay (the "Merger").

         In rendering this opinion, we have examined the corporate records of Middle Bay, including its Certificate of Incorporation, as amended, Bylaws and minutes of meetings of its directors or written consents in lieu thereof. We have also examined (i) the Agreement and Plan of Merger dated June 17, 1998 among Middle Bay and Enex (the "Merger Agreement"), (ii) the Registration Statement, together with the exhibits thereto, and (iii) such other documents as we have deemed necessary for the purposes of expressing the opinions contained herein. With respect to certain factual matters, we have relied on statements of executive officers of Middle Bay.

         Based upon the foregoing, we are of the opinion that the shares of Middle Bay Common Stock to be issued to the holders of common stock of Enex in consideration of the Merger are duly authorized and, when issued and delivered as described in the Merger Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and consent to the use of our name in the Proxy Statement/Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

                                          Sincerely,



                                      /s/ THRASHER, WHITLEY, HAMPTON & MORGAN
                                          -----------------------------------
                                          THRASHER, WHITLEY, HAMPTON & MORGAN
                                          A PROFESSIONAL CORPORATION

HGT/km